UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): July 6, 2011 (June 29, 2011)

Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7150 Mississauga Road
Mississauga, Ontario
Canada	L5N 8M5
(Address of principal executive offices)	(Zip Code)
(905) 286-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-10.1
EX-99.1

Item 1.01 Entry into a Material Definitive Agreement.
     The Revolving Credit Facility
     On June 29, 2011, Valeant Pharmaceuticals International, Inc.’s (“Valeant”) subsidiary Valeant Pharmaceuticals International (“VPI”) entered into the Credit and Guaranty Agreement (the “Credit Agreement”) with Valeant and certain subsidiaries of Valeant, as Guarantors, each of the lenders named therein, Goldman Sachs Lending Partners LLC (“GSLP”) as Sole Lead Arranger, Sole Bookrunner and Syndication Agent, and GSLP, as Administrative Agent and Collateral Agent. The Credit Agreement consists of a one-and-one half-year $200 million senior secured revolving credit facility (the “Revolving Credit Facility”), which will include a sublimit for the issuance of standby and commercial letters of credit and a sublimit for swing line loans.
     The loans under the Revolving Credit Facility may be made to, and the letters of credit under the Revolving Credit Facility may be issued on behalf of, VPI. On June 29, 2011, VPI borrowed an aggregate principal amount of $100 million under the Revolving Credit Facility.
     All borrowings under the Revolving Credit Facility are subject to the satisfaction of customary conditions, including the absence of a default or an event of default and the accuracy in all material respects of representations and warranties.
     Borrowings under the Revolving Credit Facility will bear interest at a rate per annum equal to, at VPI ‘s option, either (a) a base rate determined by reference to the higher of (1) the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section, as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks), (2) the federal funds effective rate plus 1/2 of 1% and (3) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for a one-month interest period adjusted for certain additional costs plus 1% or (b) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The applicable margin for borrowings under the Revolving Credit Facility will be 2.00% with respect to base rate borrowings and 3.00% with respect to LIBO rate borrowings.
     In addition to paying interest on outstanding principal under the Revolving Credit Facility, VPI will be required to pay a commitment fee of 0.75% per annum in respect of the unutilized commitments thereunder, payable quarterly in arrears. VPI will also be required to pay letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin on LIBO rate borrowings under the Revolving Credit Facility on a per annum basis, payable quarterly in arrears, as well as customary fronting fees for the issuance of letters of credit fees and agency fees.
     Subject to certain exceptions and customary baskets set forth in the Credit Agreement, VPI will be required to make mandatory prepayments of the loans under the Revolving Credit Facility, on a pro rata basis, under certain circumstances, including from (1) 100% of net cash proceeds from asset sales outside the ordinary course of business (subject to reinvestment rights), (2) 100% of the net cash proceeds of insurance and condemnation proceeds for property or asset losses (subject to reinvestment rights and net proceeds threshold), and (3) 100% of the net cash proceeds from the incurrence of debt not otherwise permitted by the terms of the Credit Agreement.
     VPI will be permitted to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans under the Revolving Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBO rate loans.
     The Revolving Credit Facility will mature on the one-and-one-half-year anniversary of the closing date for the Revolving Credit Facility and will not amortize.
     VPI’s obligations under the Revolving Credit Facility, as well as certain hedging arrangements and cash management arrangements entered into with lenders under the Revolving Credit Facility (or affiliates thereof), are guaranteed by Valeant and the same guarantors under Valeant’s indentures.
     VPI’s obligations and the obligations of the guarantors under the Revolving Credit Facility and certain hedging arrangements and cash management arrangements entered into with lenders under the Revolving Credit Facility (or affiliates thereof) are secured by first-priority security interests in substantially all tangible and intangible assets of VPI and the guarantors, including 100% of the capital stock of VPI and each domestic subsidiary of VPI, 65% of the capital stock of each foreign subsidiary of VPI that is directly owned by VPI or a guarantor, and 100% of the capital stock of VPI and each other subsidiary of Valeant (other than VPI ‘s subsidiaries) that is owned by a guarantor, in each case subject to certain exclusions set forth in the credit documentation governing the Revolving Credit Facility.
     The Revolving Credit Facility contain a number of covenants that, among other things and subject to certain exceptions, restrict VPI’s ability and the ability of Valeant and its subsidiaries to:
•	incur additional indebtedness;

•	create liens;

•	enter into agreements and other arrangements that include negative pledge clauses;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness;

•	create restrictions on the payment of dividends or other distributions by subsidiaries;

•	make investments, loans, advances and acquisitions;

•	merge, amalgamate or sell assets, including equity interests of the subsidiaries;

•	enter into sale and leaseback transactions;

•	engage in transactions with affiliates;

•	enter into new lines of business; and

•	enter into amendments of or waivers under subordinated indebtedness, organizational documents and certain other material agreements.
     The Credit Agreement requires that, at any time that loans or letters of credit are outstanding and as a condition to borrowing, VPI maintain a maximum leverage ratio of 4.75:1.00 as of the last day of each fiscal quarter.
     The Credit Agreement also contains certain customary affirmative covenants and events of default. If an event of default, as specified in the Credit Agreement, shall occur and be continuing, VPI may be required to repay all amounts outstanding under the Revolving Credit Facility,
     The foregoing summary of the Revolving Credit Facility is not complete and is qualified in its entirety by the full and complete text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
     License Agreement
     On June 30, 2011, Valeant announced that its subsidiary, Valeant International (Barbados) SRL (“VIB”), entered into a License Agreement (the “Agreement”), dated June 29, 2011, with Meda Pharma SARL, a company incorporated in Luxembourg (“Meda”). Pursuant to the Agreement, Meda granted VIB an exclusive, royalty bearing license under certain of Meda’s know-how, clinical data and intellectual property to commercialize (i) topical formulations for the prevention and/or treatment of any herpes indication consisting of a combination of acyclovir and hydrocortisone as active ingredients (“Xerese”), and (ii) topical formulations for the treatment of atopic dermatitis consisting of pimecrolimus as the active ingredient (“Elidel” and, together with Xerese, the “Licensed Products”), in both cases in the United States, Canada and Mexico (the “Territory”).
     Pursuant to the Agreement, VIB paid Meda an upfront payment of $76 million. VIB is also obligated to pay Meda additional contingent payments, potentially aggregating $16 million, upon the achievement of certain regulatory and other milestone events. Meda is also eligible to receive tiered double-digit royalty payments on VIB’s net sales of any royalty products in the Territory (which include, among other things, the Licensed Products, new formulations of Licensed Products and products sold in the Territory under the Zovirax trade mark or trade name).
     Pursuant to the terms of the Agreement, VIB has agreed to use commercially reasonable efforts to market and sell the Licensed Products in the Territory. Both VIB and Meda have the right to undertake development work (whether alone or together) in respect of the Licensed Products, in particular on new formulations of such products.
     A joint steering committee comprised of an equal number of representatives of each of VIB and Meda will oversee, review and coordinate the activities of the parties under the Agreement. The Agreement also includes certain restrictions on the ability of the parties to directly or indirectly commercialize competing products during the term of the Agreement, as well as a number of other customary provisions concerning patent prosecution and maintenance, patent infringement, representations and warranties of the parties, indemnification, and other matters.
     The Agreement will continue indefinitely until terminated in accordance with its terms. Either party may terminate the Agreement upon the insolvency of the other party or in the event of an uncured material breach by the other party. Meda also has the right to terminate the Agreement in the event VIB challenges or contests (or assists a third party in challenging or contesting) certain of Meda’s intellectual property.
     In connection with the Agreement, VIB and Meda, or their respective affiliates, as applicable, have entered into (or will enter into) certain ancillary agreements including (i) payment obligation guarantees from VIB and Meda’s respective parent companies; (ii) a supply agreement for the supply of Elidel to Valeant; (iii) agreements providing for certain transitional matters with respect to the Licensed Products; and (iv) assignments of certain agreements relating to, among other things, the supply of Xerese to Valeant and certain clinical trials.
     The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement. Valeant expects to file a copy of the Agreement as an exhibit to Valeant’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2011. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that Valeant expects to submit to the Securities and Exchange Commission. The press release related to the Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.
Forward-Looking Statements
     This Report on Form 8-K contains forward-looking statements relating to, among other things, the license of Elidel and Xerese by Meda to VIB and, the impact of Elidel and Xerese on Valeant’s dermatology portfolio. Forward-looking statements can generally be identified by the use of words such as “believe”, “anticipate”, “expect”, “estimate”, “intend”, “continue”, “plan”, “project”, “will”, “may”, “should”, “could”, “would”, “target”, “potential” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the impact of Elidel and Xerese on Valeant’s dermatology portfolio and the impact of the acquisitions on Valeant’s results, and the risk factors as detailed from time to time in Valeant’s reports filed with the Securities and Exchange Commission.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
10.1	Credit and Guaranty Agreement, dated June 29, 2011

99.1	Press Release of Valeant Pharmaceuticals International, Inc., dated June 30, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
By:	/s/ Philip W. Loberg
	Name:	Philip W. Loberg
	Title:	Executive Vice President, Interim Chief Financial Officer

Date: July 6, 2011

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Credit and Guaranty Agreement, dated June 29, 2011

99.1	Press Release of Valeant Pharmaceuticals International, Inc., dated June 30, 2011